Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-183927) and Form S-3D (No. 333-161664) of Winthrop Realty Trust and subsidiaries of our report dated March 11, 2014, with respect to the consolidated balance sheet of CDH CDO LLC as of December 31, 2013 and the related consolidated statements of operations, changes in members’ capital, and cash flows for the year then ended, and all related financial statement schedules, which report appears in the December 31, 2015 annual report on Form 10-K of Winthrop Realty Trust.

/s/ KPMG LLP
Boston, Massachusetts
March 1, 2016